Mail Stop 7010

December 15, 2005

via U.S. mail and facsimile

J. Randall Clemons
President and Chief Executive Officer
Wilson Bank Holding Company
623 West Main Street
Lebanon, Tennessee  37087

	Re:	Wilson Bank Holding Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 16, 2005
		Form 10-K/A for Fiscal Year Ended December 31, 2004
		Filed April 29, 2005
		Form 10-K/A for Fiscal Year Ended December 31, 2004
		Filed December 14, 2005
Forms 10-Q for Fiscal Quarters Ended March 31, 2005, June 30,
2005,
and September 30, 2005
		File No. 0-20402

Dear Mr. Clemons:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Tracey Houser, Staff Accountant, at
(202) 551-3736, or me, in her absence, at (202) 551-3255.

Sincerely,



Nili Shah
Accounting Branch Chief

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J. Randall Clemons
Wilson Bank Holding Company
November 18, 2005
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE